EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form F-3 registration statement and related Prospectus of EZchip Semiconductor Ltd. (f/k/a LanOptics Ltd.) (the “Company”) for the registration of 478,800 of its Ordinary Shares and to the incorporation by reference therein of our report dated March 27, 2008, except for note 3k as to which the date is September 17, 2008, with respect to the consolidated financial statements of the Company for the year ended December 31, 2007 and our report dated March 27, 2008 with respect to the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 20-F/A for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay and Kasierer
KOST, FORER, GABBAY and KASIERER

A member of Ernst & Young Global

Haifa, Israel
September 24, 2008